EXHIBIT 23.3

Consent of Independent Auditors

We consent to the use of our report dated April 29, 2015, with respect to the consolidated balance sheet of On-X Life Technologies Holdings, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of income,  shareholders’ deficit and cash flows for the year then ended, incorporated herein by reference to the Form 8-K/A of CryoLife, Inc. dated March 9, 2016, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP

Austin, Texas

March 8, 2016